Exhibit 99.1

NEWSRELEASE

Corporate Headquarters

96 South George Street York, Pennsylvania 17401 U.S.A

www.glatfelter.com

Contacts:
Investors:	Media:
John P. Jacunski	Eileen Beck
(717) 225-2794	(717) 225-2793

GLATFELTER COMPLETES ACQUISITION OF GEORGIA-PACIFIC’S EUROPEAN NONWOVENS BUSINESS

YORK, Pennsylvania – October 1, 2018 – Glatfelter (NYSE: GLT) today announced it has completed the previously announced acquisition of Georgia-Pacific’s European nonwovens business for $185 million, subject to customary purchase price adjustments.

The transaction includes Georgia-Pacific’s operations located in Steinfurt, Germany, along with sales offices located in France and Italy. The Steinfurt facility produces high-quality airlaid products for the table-top, wipes, hygiene, food pad, and other nonwoven materials markets, as well as other materials focused primarily on consumer applications. The Steinfurt facility is a state-of-the-art, 32,000-metric-ton-capacity manufacturing facility that employs approximately 220 people.

“This expansion of our nonwovens business represents another milestone in our transformation to become a leading global engineered materials company,” said Dante C. Parrini, Chairman and Chief Executive Officer of Glatfelter. “This acquisition is an excellent complement to Glatfelter’s existing business and provides immediate financial benefit. Moving forward, we will continue to focus on accelerating the growth of our engineered materials businesses.”

Glatfelter financed the acquisition through a combination of cash on hand and borrowing under its existing revolving credit facility.

Credit Suisse acted as the financial advisor in connection with the transaction, and Shearman & Sterling LLP as legal advisor.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward- looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward- looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and engineered materials, offering innovation, world-class service and over a century and a half of technical expertise. Headquartered in York, PA, the Company employs approximately 4,450 people and serves customers in over 100 countries. U.S. operations include facilities in Arkansas, Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines.  Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.